UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MESA LABORATORIES, INC.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Telephone: (303) 987-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Friday, August 28, 2020

TO THE SHAREHOLDERS OF MESA LABORATORIES, INC.:

We invite you to the Annual Meeting of Shareholders (“Annual Meeting”) of Mesa Laboratories, Inc. (“we”, “our”, the “Company”, or “Mesa Labs”) will be held on Friday, August 28, 2020 at 10:00 a.m. Mountain Time at our corporate headquarters at 12100 West Sixth Avenue, Lakewood, Colorado 80228.

Shareholders will consider and act on the following matters:

1.	To elect the eight director nominees named in this Proxy Statement;
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending March 31, 2021; and
4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only holders of record of our common stock on July 7, 2020 (the “Record Date”), will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

Please vote your shares by signing and returning your proxy card, using telephone or internet voting, or at the Annual Meeting. This will assure that your shares will be voted, whether or not you attend the Annual Meeting. You may attend the Annual Meeting and vote in person even if you have previously granted a proxy.

By Order of the Board of Directors

/s/ Gary M. Owens

Gary M. Owens	July 17, 2020

Chief Executive Officer

The Mesa Laboratories, Inc. Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended March 31, 2020 are available to view on the internet at: www.edocumentview.com/MLAB or www.mesalabs.com.

i

Notice of Annual Meeting of Shareholders	i
Annual Meeting Information	1
Voting Securities	2
Questions and Answers about this Proxy Statement	2
Beneficial Ownership of Equity Securities of the Company	4
Section 16(A) Beneficial Ownership Reporting Compliance	4
Item 1. Election of Directors	5
Nominees for Director	5
Corporate Governance Matters and Committee of the Board	8
Director Compensation	13
Executive Officers and Compensation	14
Compensation Committee Report	24
Item 2. Advisory Vote to Approve Executive Compensation	25
Item 3. Ratification of the Appointment of Plante & Moran, PLLC as Independent Auditors	26
Audit Committee Report	27
Proposals of Shareholders	27
Annual Report	27
Other Business	27
Proxy for the Annual Meeting of Shareholders	29

Annual Meeting Information

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, August 28, 2020 at 10:00 a.m. Mountain Time

Solicitation of Proxy

The accompanying proxy is solicited on behalf of the Board of Directors of Mesa Laboratories, Inc. (“we”, “our”, the “Company”, or “Mesa Labs”) for use during the Annual Meeting of Shareholders (“Annual Meeting”) of Mesa Laboratories, Inc. to be held on Friday, August 28, 2020 at 10:00 a.m. Mountain Time and at any adjournment. In addition to the use of the mails, proxies may be solicited on the Company’s behalf by our Directors and employees by mail, telephone, email or in person. We may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material. We will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about July 17, 2020.

Execution and return of the enclosed proxy will not affect a shareholder’s right to attend the meeting and to vote in person. Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company at or prior to the meeting, by timely execution and delivery of a later proxy or by voting the shares in person at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by the person named in the proxy “FOR” the items described in this Proxy Statement and in accordance with the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

The enclosed proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy. If you wish to grant authority to vote for all nominees, check the box marked “FOR”. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD”. If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the proxy in the space provided.

Meeting format

We currently intend to hold the Annual Meeting in person. However, we are sensitive to concerns related to public health and travel and are monitoring restrictions imposed by federal, state and local governments in light of the continuously evolving COVID-19 pandemic. If, as a result of such concerns, we deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting), we will announce this decision in advance, and details will be posted on our Investor Relations website at www.mesalabs.com/investor-relations and filed as additional proxy soliciting material with the Securities and Exchange Commission.

Attending the annual meeting

To attend the annual meeting, you must be a shareholder on the close of business on the record date of July 7, 2020.  We request that all shareholders planning to attend the Annual Meeting in person contact our Investor Relations Department at investorrelations@mesalabs.com by no later than August 26, 2020 to let us know that you will be attending the Annual Meeting.  Attendees will be required to adhere to physical distancing and other requirements consistent with orders of the public health authorities. Please note that the use of cameras and other recording devices will not be allowed at the annual meeting.

Who can vote

If you were a shareholder of record of our common stock on July 7, 2020, you are entitled to vote in advance of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card, or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold.  As of July 7, 2020, there were 5,102,995 shares of common stock outstanding and entitled to vote, including 600,000 shares issued in conjunction with an offering of our common stock on June 12, 2020 and 90,000 shares issued in conjunction with the full exercise of the underwriters' option to purchase additional shares on June 16, 2020.

Purpose of the Meeting

As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the meeting are as follows:

1.	To elect the eight director nominees named in this Proxy Statement;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending March 31, 2021 (the “Ratification of Auditors”); and

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

VOTING SECURITIES

Our voting securities consist solely of shares of common stock, no par value per share.

The record date for shareholders entitled to notice of and to vote at the meeting is the close of business on July 7, 2020, at which time we had 5,102,995 shares of common stock outstanding, including 600,000 shares issued in conjunction with an offering of our common stock on June 12, 2020 and 90,000 shares issued in conjunction with the full exercise of the underwriters' option to purchase additional shares on June 16, 2020; all shares are entitled to vote at the meeting. Shareholders are entitled to one vote, in person or by proxy, for each share of common stock held in their name on the record date.

A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board.  Cumulative voting for directors or any other purpose is not allowed, and proxies cannot be voted for more than eight nominees. The Ratification of Auditors Proposal will require the affirmative vote of the holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote thereon. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. The Compensation Committee, however, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and will consider the outcome of the votes when making future compensation decisions.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, the directors referenced in Proposal 1 will be elected by a plurality of the votes present and Proposal 2 (Say on Pay) and 3 (Ratification of Auditors) will be determined by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the proposals, except that abstentions will have the effect of votes against Proposals 2 and 3.

Questions and Answers About This Proxy Statement

The following responses to certain questions do not purport to be a complete statement of the information in this Proxy Statement and are qualified by the more complete information set forth hereinafter.

Who is asking for my vote?

The Board of Directors of Mesa Laboratories, Inc. (the "Board") is sending this Proxy Statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about July 17, 2020 to you and all of our other shareholders of record as of the close of business on July 7, 2020. The Board of Directors is soliciting your vote for the Annual Meeting.

Who is eligible to vote?

Shareholders of record who own shares of our Common Stock at the close of business on July 7, 2020 are eligible to vote. Each share of Common Stock is entitled to one vote.

Why is the Annual Meeting being held?

The Annual Meeting is being held to elect persons to serve as directors of Mesa Labs until the next Annual Meeting, to obtain a non-binding advisory vote to approve the compensation of our named executive officers, and to ratify the appointment Plante & Moran, PLLC as our independent registered public accounting firm for the year ending March 31, 2021.

Might the Annual Meeting be adjourned?

We do not intend to seek adjournment of the Annual Meeting unless we have insufficient votes to satisfy a quorum (which requires the presence of at least a majority of the outstanding shares).  If that circumstance exists, we will consider the advisability of proposing adjournment to a specific time and place. If the meeting is adjourned, we will make a public announcement.

Why did you send me this booklet?

This booklet is a Proxy Statement. It provides you with information you should review before voting on the items listed above and in the Notice of Annual Meeting of Shareholders. You are receiving these proxy materials – a booklet that includes the Proxy Statement and one proxy card – because you have the right to vote on these important items concerning your investment in Mesa Labs.

How do I vote?

Shareholders of record: All shareholders of record may vote by written proxy card or in person at the Annual Meeting. Joint owners must each sign the proxy card. If you are a shareholder of record and receive a notice regarding availability of proxy materials, you may request a written proxy card by following the instructions included in the notice. All shareholders of record may also vote by touchtone telephone using the toll-free telephone number on the notice or proxy card, or through the internet using the procedures and instructions described on the Notice or Proxy Card.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If you were a beneficial owner at the close of business on the record date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee who is the stockholder of record with respect to your shares.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at our corporate offices at 12100 West Sixth Avenue, Lakewood, Colorado 80228 (telephone 303-987-8000), on Friday, August 28, 2020 at 10:00 a.m. Mountain Time.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that shareholders vote FOR all the nominees listed and FOR Proposals 2 and 3.

How can I obtain more information about Mesa?

We have included an Annual Report to Shareholders with this Proxy Statement that contains additional information about Mesa Labs. In addition, information is available on our website at www.mesalabs.com and through the EDGAR filings maintained by the Securities and Exchange Commission at www.sec.gov. Neither the Annual Report to Shareholders nor our website is incorporated into this Proxy Statement and they are not to be considered a part of the soliciting material.

BENEFICIAL Ownership of equity securities of the company

The following table sets forth the number of shares of our common stock owned beneficially as of June 29, 2020 (unless otherwise noted), by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each of our executive officers and directors, and by all of our executive officers and directors as a group.  This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.  As far as is known, no person owns beneficially more than five percent of the outstanding shares of common stock as of June 29, 2020 except as set forth below. The percentage of beneficial ownership shown in the below table is based on 5,102,995 outstanding shares of common stock as of June 29, 2020.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (1)	Notes
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc.	704,316	13.8%	Based solely on a report on Schedule 13G/A filed on February 4, 2020. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
Conestoga Capital Advisors, LLC	490,206	9.6%	Based solely on a report on Schedule 13G/A filed on January 17, 2020. The address of Conestoga Capital Advisors, LCC is 550 E. Swedesford Rd. Suite 120 Wayne, PA 19087.
The Vanguard Group	296,237	5.8%	Based solely on a report on Schedule 13G filed on February 11, 2020. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355
Royce & Associates, LP	265,979	5.2%	Based solely on a report on Schedule 13G/A filed on January 23, 2020. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151
T. Rowe Price Associates, Inc.	237,818	4.7%	Based solely on a report on Schedule 13G/A filed on February 14, 2020. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
Directors and named executive officers
John J. Sullivan Ph.D.	99,178	1.9%
Gary M. Owens	22,800	*
John Sakys	28,362	*
Greg DiNoia	2,054	*
Brian Archbold	775	*
John Schmieder	76,476	1.5%
Robert V. Dwyer	36,753	*
Evan C. Guillemin	42,513	*
David M. Kelly	5,761	*
David Perez	275	*
Jennifer Alltoft	209	*
Shannon M. Hall	--	*
All executive officers and directors as a group (12 in number)	315,156	6.1%

(1)

For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after June 29, 2020 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

*	Represents less than 1 percent of the outstanding Mesa Labs common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act’) requires our directors, executive officers and persons who own more than five percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than five percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, for the years ended March 31, 2019 and March 31, 2020, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act, except for one late Form 5 for Mr. Dwyer for two transactions that occurred during the fiscal year ended March 31, 2019 which was filed on December 30, 2019 due to administrative error.  The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose.  For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after March 31, 2020 are included as outstanding and beneficially owned for that person or group.

ITEM 1.

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE “FOR” THE ELECTION OF SUCH NOMINEES.

At the Annual Meeting, eight directors are to be elected. Each of the eight director nominees elected at the Annual Meeting will commence their term at the end of the Annual Meeting until the next annual meeting of the Company’s shareholders, or until a successor has been elected and qualified, or until such director’s earlier resignation or removal.

Shares represented by properly executed proxies will be voted, in the absence of contrary indication or revocation by the shareholder granting such proxy, in favor of the persons named below as directors, to hold office for their term. The person named as proxy in the enclosed proxy has been designated by management and intends to vote for the election to the Board of Directors of the persons named below, each of whom is now a director of the Company. If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Nominating and Governance Committee may designate. Management knows of no reason why any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the respective persons, and in part from the records of the Company.

Re-election of each nominee for director requires that such nominee receive a plurality of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Nominees for Director

Election of Directors

At the Annual Meeting, shareholders will vote on the eight nominees, seven of whom are incumbent members of the Board, and Shannon Hall who was nominated by the Board during April 2020. Each of the incumbent directors was elected at the 2019 Annual Meeting of shareholders. Each director nominee has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected. Mr. Dwyer, who served on the Board from 2006 until 2020 was a vital member of the board through a transformational time of growth at the Company and we extend our gratitude to him for his contributions to our success.

There are no family relationships among our directors, or between our directors and executive officers.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Information about Board of Directors Nominees

The below table sets forth biographical information and qualifications for all of our director nominees and the positions held by each as of March 31, 2020. The age of each director is as of March 31, 2020. In addition to the specific qualifications, skills and experience described below, each incumbent director has demonstrated a strong work ethic and dedication to Mesa Labs, including coming prepared to meetings, supporting our strategic vision while asking constructive questions and challenging management in a productive way, and otherwise providing valuable oversight of our business on behalf of our shareholders. We also believe that each director, through their personal accomplishments and in their service to Mesa Labs, has demonstrated high integrity, strong intellectual acumen, solid business judgment, and strategic vision.

Unless otherwise indicated, no director has held any other directorships for the past five years.

Directors Standing for Re-Election
John J. Sullivan Chairman of the Board of Directors Age: 67 Director Since: 2009

Background:

John J. Sullivan, Ph.D. was appointed as the Chairman of the Board upon his retirement from his position as Chief Executive Officer and President in September 2017. Dr. Sullivan was previously promoted to the position of Chief Executive Officer and President, in March 2009. Dr. Sullivan joined us in October 2004 in the role of Vice President of Sales and Marketing and was promoted to the positions of President and Chief Operating Officer in 2006. In 1988, Dr. Sullivan joined Varian, Inc. (a major analytical instrument manufacturer) and served in various capacities in Research and Development, Sales and Marketing Management, and Business Development until 2004. In 1982, Dr. Sullivan joined the U.S. Food and Drug Administration’s Seattle District Laboratory as a Senior Research Scientist and worked there until 1988. From 1976 until 1980, Dr. Sullivan was employed as an Analytical Chemist at BioMed Research Labs (an independent research and testing laboratory). Dr. Sullivan received his Bachelor of Science degree in Biology from Western Washington University in 1976 and a Ph.D. degree in Food Science from the University of Washington in 1982.

Qualifications:

Dr. Sullivan's leadership resulted in many accomplishments during his 13-year tenure at the Company, such as expanding revenues and profits, acquisitions of new product lines, entering multiple new markets, and expanding our international reach. Dr. Sullivan's keen leadership continues to be a driving force behind our company's innovations and expansion.

Gary M. Owens President and Chief Executive Officer Age: 52 Director Since: 2017

Background:

Gary M. Owens was promoted to the position of Chief Executive Officer and President in September 2017. Mr. Owens joined us in March 2017 as our Chief Operating Officer. From 2006 through March 2017, Mr. Owens held several positions with Danaher Corporation. From 2016 through March 2017, Mr. Owens served as Corporate Vice-President of Strategic Development for Danaher Corporation and was seconded to Pall Corporation, a wholly owned subsidiary of Danaher Corporation as Commercial Integration Lead. From 2012 to 2016, Mr. Owens served as Vice-President and General Manager of Beckman Coulter Life Sciences, a wholly owned subsidiary of Danaher Corporation. From 2009 to 2012, Mr. Owens was Corporate Vice-President of Strategic Development for Danaher Corporation. From 2006 to 2009, Mr. Owens served as the Group Vice-President of Business Development for Danaher Industrial. From 1998 to 2006, Mr. Owens served in various product management, sales and business development roles for Canon Incorporated and Trilogy Software. From 1994 to 1998, Mr. Owens was a team leader for Bain & Company. Mr. Owens received his BSE in Mechanical Engineering from Tulane University in 1990 and his Master of Business Administration degree from Columbia Business School in 1994.

Qualifications:

Mr. Owens has extensive experience in business development (including acquisitions and subsequent integrations), business management, and championing continuous improvement and lean initiatives, while driving operational improvements. He provides the Board with significant experience in driving improvements in Mesa's existing business, implementing The Mesa Way, and in maturing our business development program.

John B. Schmieder Director Age: 51 Director Since: 2015

Background:

Mr. Schmieder has experience in corporate finance, public accounting, and investment banking, and is now the owner of multiple holistic health clinics in St. Louis, Missouri, opening the first in 2005. Between 2006 and 2010, Mr. Schmieder also served as the President and Treasurer of the Acupuncture Association of Missouri. He worked at George K. Baum & Co. and Citizens Funds (which became Sentinel Investments) from 1998 to 2003. From 1995 to 2002, Mr. Schmieder served as an equity and financial analyst at May Department Stores (now Macy’s Corporation). From 1990 to 1993, Mr. Schmieder served in various positions, including senior auditor, at Arthur Andersen & Co. He received a Bachelor of Administration in Business degree from the University of San Diego in 1990, a Master of Business Administration with emphasis in finance and corporate strategy from the University of Michigan-Ann Arbor in 1995 and a Master of Oriental Medicine Degree from the Massachusetts College of Pharmacy and Health Science (formerly New England School of Acupuncture) in 2005.

Qualifications: Mr. Schmieder brings expert knowledge in finance, accounting, and a keen business expertise to our Board.

Evan C. Guillemin Director Age: 54 Director Since: 2009

Background:

Mr. Guillemin has served in a variety of roles including Director of Research and Associate Portfolio Manager at Select Equity Group Inc., a registered investment adviser based in New York City, since 2004. He is a principal at Select Equity Group and serves on the Management Committee of the firm. Mr. Guillemin also previously served on the Board of Directors of Shake Shack, Inc. (NYSE: SHAK), and a privately held company. Prior to joining Select Equity Group, Mr. Guillemin served as CFO of Alloy Merchandising Group Inc., the successor to Delias Inc. Mr. Guillemin was an executive and board member of Delias Inc., a Nasdaq-traded specialty retailing company. He served as CFO and then Chief Operating Officer of Delias from 1996 to 2003, when the company was acquired by Alloy Inc. He received his Bachelor of Arts degree from Yale University in 1987 and a Master of Business Administration degree with distinction from Harvard Business School in 1996.

Qualifications: Mr. Guillemin brings to our Board expert knowledge in finance, accounting, business strategy, capital markets, and public company corporate governance.
David M. Kelly Director Age: 78 Director Since: 2010

Background:

Mr. Kelly currently serves as a member of the Board of Directors of Mestek (OTC: MCCK), and a privately held company, and previously served on the Board of Directors of Federated Investors, Inc. (NYSE: FII). In 1995, Mr. Kelly joined Matthews International Corporation, where he served as Chairman of the Board, Chief Executive Officer and President until his retirement in 2007. From 1972 to 1995, Mr. Kelly was with Carrier Corporation and held a variety of executive positions, in the United States and in Asia, in marketing, finance, manufacturing and operations, including President of North America operations. He received a Bachelor of Science degree in Physics from Boston College in 1964, a Master’s degree in Molecular Biophysics from Yale in 1966, and a Master of Business Administration degree from Harvard Business School in 1968.

Qualifications:

Mr. Kelly's executive experience has helped him develop outstanding skills in leading and managing strong and diverse teams of employees, and in oversight of the growth of businesses in a rapidly-evolving market. Mr. Kelly also brings us significant experience serving as an independent director of other public and privately-held companies.

David Perez Director Age: 60 Director Since: 2019

Background:

David Perez was appointed as a director on January 23, 2019. Mr. Perez currently serves as a member of the Board of Directors of three privately held companies, as well as two not-for-profit organizations. From 1999 until his retirement in 2019, Mr. Perez served in a variety of executive positions, including over 18 years as President and Chief Executive Officer at Terumo BCT and its predecessors, and served on the Terumo Corporation Board of Directors in Tokyo. Mr. Perez received a Bachelor of Arts degree in Political Science from Texas Tech University in 1981.

Qualifications:

Mr. Perez has significant experience in the medical products business, and brings the Board deep knowledge and broad experience in growing and scaling a highly regulated global medical device business, strategic planning, innovation processes, product development, manufacturing, enterprise risk management, strategic planning, talent development, and succession planning.

Jennifer S. Alltoft Director Age: 52 Director Since: 2019

Background:

Jennifer Alltoft was appointed as a director on March 4, 2019. Ms. Alltoft had a 32-year career at Pfizer, Inc., where she held multiple positions in Research and Development, Sales and Marketing, Technical Support and General Management. In her most recent experience, she led Pfizer’s Biosimilars business. Ms. Alltoft received a Higher National Certificate in applied biology from Bromley College in 1989, and a Bachelor of Science degree in Biological Sciences from North East Surrey College of Technology in 1992.

Qualifications: Ms. Alltoft has extensive experience in the pharmaceutical business and brings the Board expertise in sales and marketing and research and development.
Shannon M. Hall (1) Director Age: 51 Director Since: 2020

Background:

Shannon Hall was appointed as a director on May 11, 2020. Ms. Hall currently serves on the Board of one privately-held company. Additionally, she works as an investor and advisor to multiple early stage startups, primarily in the life sciences industry and is co-founder of Pow.bio. For 25 years, she worked at Bio-Rad Laboratories in progressive roles, including over ten years in executive leadership roles. She led core businesses at Bio-Rad Laboratories, creating effective leadership teams and improving sales growth and margins in her organizations. Ms. Hall received a Bachelor of Arts in Biology from the College of Saint Benedict.

Qualifications:

Ms. Hall's 25-year tenure at Bio-Rad Labs in progressive leadership roles positions her as an invaluable member of the Board. Her experience creating growth in core product lines and contributing to key acquisitions align with Mesa Labs' strategy. Additionally, she brings many years of involvement and knowledge in biopharmaceutical research and development with a strong balance of technical skills and customer insight which will complement Mesa Labs' biopharmaceutical development growth strategy.

(1)	Ms. Hall was appointed to the Board as a replacement to Mr. Robert Dwyer, who retired from the Board of Directors effective April 15, 2020.

Director Nomination Process

In evaluating potential director candidates, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the applicable Listing Rules of Nasdaq.  The Nominating and Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of relevant professional accomplishments, expertise relevant to our growth strategy, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board, and such other criteria as are deemed relevant by the Nominating and Governance Committee.  The Board may retain an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. Consistent with the policy of the Company, the Nominating and Governance Committee will strive to develop a Board that is diverse and inclusive regarding gender, race and ethnicity. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the gender and diversity of the Board. In identifying potential director candidates, the Nominating and Governance Committee may rely on recommendations made by current directors and officers.  Additionally, the Nominating and Governance Committee will consider candidates recommended by shareholders.  The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Board of Directors and management regularly review best practices in corporate governance and modify our corporate governance policies and practices as warranted.

Governance at Mesa Labs
Board Functions and Responsibilities

● Mesa Labs’ corporate powers are exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors. The Board oversees the CEO and the other senior management in the competent and ethical operation of Mesa Labs and assures that the long-term interests of shareholders are being served.

● The Board, with the assistance of management reviews corporate strategies and establishes broad corporate policies, although it is not generally involved in day-to-day operating details.

● The Board meets regularly throughout the year, including the annual organizational meeting following the Annual Meeting of Shareholders, to review significant developments affecting the Company and to act upon matters requiring Board approval.  It also holds special meetings as required from time to time when important matters arise, requiring Board action between scheduled meetings.

Board Independence

● Under applicable Nasdaq and SEC requirements, we are required to have a majority of independent directors, and all of the members of the Audit Committee and the Compensation Committee must be independent.

● The Board has affirmatively determined that each of the following individuals who served on the Board during the year ended March 31, 2020 is an “independent director” as such term is defined in Nasdaq Listing Rule 5605: David M. Kelly, John B. Schmieder, Evan C. Guillemin, David B. Perez, Jennifer S. Alltoft, and Robert V. Dwyer. Shannon M. Hall, who was elected to the Board in May 2020, is also independent.

● The Board has also affirmatively determined that each member of each committee of the Board is independent.

● Our Board reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us. Based on that review, the Board determined that none of our directors has any relationships, transactions or arrangements that would compromise his or her independence. Dr. Sullivan and Mr. Owens are not “independent directors” because they are our employees.

● There are no family relationships among the Named Executive Officers (“NEOs”), directors or any person chosen to become a director or executive officer.

Board Diversity

● The Board is committed to maintaining a suite of directors who bring a wide array of qualifications, skills and attributes to our Board.

● The Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age.

● With the election of Shannon Hall to our Board, early in the current fiscal year ending March 31, 2021 (“FY21”), two directors are female, representing over 25% of the non-executive directors. Additionally, one Board member is LGBT and one is Hispanic.

Lead Independent Director

● In the event the Board Chair is not an independent director, the independent directors may choose to elect, by majority vote, a “Lead Independent Director”. We previously had, but do not currently have, a Lead Independent Director.

Active Board Refreshment

● Directors terms are not staggered: Directors are elected at each Annual Meeting and serve a until the next Annual Meeting or until a successor is duly elected and qualified or their earlier resignation or removal.

● With the election of Shannon Hall to our Board in early FY21, 50% of directors joined the Board within the last five years.

● We have a balanced mix of short- and long-tenured non-executive directors, with an average director tenure of 6 years.

No Overboarding

● None of our directors have commitments on other Boards that would interfere with their ability to provide their full attention to the affairs of our Board.

● Currently, five of our directors serve on no other boards, two of our directors serve on one other board (one public and one private), one of our directors serves on three private company boards, and one of our directors serves on one private company board.

Risk Management

● It is a key responsibility of the members of our senior management team to identify, assess and manage the Company’s exposure to risk.

● Our Board provides oversight of the risk management process and monitors our overall risk profile. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

● The Board receives frequent timely reports from management of our financial performance, changes in and composition of consolidated balance sheet accounts, quality assurance program effectiveness, enterprise risk management, product liability risks and status of relationships with all business constituencies including customers, employees, suppliers and government entities.

● The Board routinely reviews our material litigation threats, product/market strategies, and operational activities.

● Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk, including environmental, social, and governance ("ESG") oversight which is the primarily the responsibility of the Nominating and Governance Committee.

● Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the following areas:

◦oversees legal and regulatory compliance;

◦discusses with management and the independent auditor regarding guidelines and policies with respect to risk assessment and risk management;

◦reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures;

◦monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk;

◦ monitors compliance with disclosure controls and procedures; and

◦established and maintains an anonymous whistleblower hotline to encourage early reporting of accounting irregularities or other violations of our codes of ethics.

● We also have a separate independent hotline that employees can call administered by Employers Council.

Minimum Equity Ownership Guidelines

● Subsequent to our fiscal year ended March 31, 2020 (“FY20”), the Board adopted Governance Guidelines that includes within five years after his/her first election to the Board, each non-employee director shall acquire and continue to own a minimum of the Company common stock with a then-current market value of at least three times the current total annual director's respective compensation.

Board Self-Evaluation	● The Board conducts an annual self-assessment process coordinated by the Nominating and Governance Committee, including individual director assessments.
Accountability

● The Board met seven times during the year ended March 31, 2020.  Each director attended at least 70% of the Board meetings, and at least 75% of the regular and special meetings of the committees on which they serve, either in person or telephonically.

● Directors are required to prepare for each meeting by reviewing materials distributed in advance.

● In FY21, our Board adopted Governance Guidelines. These principles address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general.

● We do not have a shareholder rights plan / poison pill.

Succession Planning

● The Compensation Committee has primary responsibility for executive succession planning, while the Nominating and Governance Committee, in conjunction with the Board Chair, is responsible for Board member succession planning.

Director Orientation and Development

● Orientation and training programs are established for new directors to familiarize them with Mesa Labs' products, markets, and organization, along with corporate governance issues.

● Additional training is provided for directors in leadership roles.

● A continuing education program for all directors has been established to keep Board members abreast of best practices in corporate governance and emerging business trends.

Code of Ethics

● We have a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees and directors.

● The Code of Ethics contains written standards that are reasonably designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code of Ethics and accountability for adherence to the Code of Ethics.

● A copy of the Code of Ethics is available on our website at http://mesalabs.com/investor-relations.

● Based on information submitted by the directors and executive officers, none of our directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any such director or executive officer.

Corporate Sustainability

Our quality control, and calibration products and solutions are used globally to protect the integrity of processes and ensure safety. By delivering the highest caliber products and services possible to a broad range of industries and applications, we are committed to protecting society and individuals.  In alignment with the value we bring to our customers, we believe that conducting our business by sustaining the environment, supporting our local communities, embracing diversity and inclusion, and adhering to a strong culture of compliance and ethics will positively impact our customers, stockholders, employees, community, and the environment.  The following highlights some ESG accomplishments and initiatives.

Environmental, Social and Governance Highlights
Manufacturing Quality Health and Safety	● Our manufacturing facilities are certified to the ISO 13485 or ISO/IEC 17025 standards.
Strategy Planning

● Management develops and maintains a robust strategic planning process including corporate development.

● The Board regularly reviews management's strategic development plans and financial objectives.

Health and Safety

● We are committed to employee safety and health with our safety management program, safety training, and policies for the handling of hazardous materials.

● In the current COVID-19 environment, we have taken additional steps to ensure the safety of all employees including requiring the use of masks while onsite, requiring employee temperature checks prior to and following their shifts, and ensuring physical and temporal (multiple shifts) distance between employees working onsite.

Diversity and Inclusion

● We are committed to fostering and promoting an inclusive and globally diverse work environment.

● We are dedicated to the principles of equal employment opportunity. We prohibit unlawful discrimination against applicants or employees extending our policies and protections beyond those statutorily required (gender identification).

● Our management is dedicated to ensuring the fulfillment of these policies with respect to hiring, placement, promotion, transfer, demotion, layoff, termination, recruitment advertising, pay, (and other forms of compensation), training, and general treatment during employment.

● Two directors are female, one is LGBT, and one is Hispanic, representing over 57% of the non-executive nominees.

● We require recruiters working with us to present candidates in the spirit of diversity and inclusion.

Employee Engagement

● As part of The Mesa Way, we Always Learn.  We ensure that improvements are sustained, enabling us to raise performance expectations and repeat the cycle of improvement. This strengthens our team by providing continual learning opportunities for our employees and helps us to become an employer of choice in our communities.

● Employee-led and company-sanctioned groups of those who share similar interests that also promote ESG goals including exercise groups and, in this year of COVID-19 and uncertainty, a victory garden contest.

● We utilize employee survey tools to solicit feedback on topics related to our culture and other drivers of engagements (recognition, leadership, etc.).

● In FY21 we plan to expand our internal training, professional development and employee engagement programs.

Community Investment and Engagement

● We have an employee-led culture committee that includes representation from employees of all levels and across several Mesa Labs locations.  In FY20 and into the current fiscal year, the culture committee engaged in local giveback and community efforts including making and donating masks and face shields using our 3-D printers, and donating to food banks.

● Our Bozeman facility contracts with Reach, Inc. to employ adults with developmental disabilities to reprocess our MIST media tubes by emptying them out and cleaning them.  In addition to supporting the community, this avoids disposing of the glass vials.

Data Security and Privacy

● We maintain privacy policies, management oversight, accountability structures and technology processes designed to protect privacy and personal data.

● We maintain a data security program, including regular reports to the Board.

ESG Governance

● A cross-functional working group formed in FY21 is comprised of members of the Board and management to spearhead ESG planning, strategy, and execution.

● Our Nominating and Governance Committee has primary Board responsibility for oversight of our ESG program.

● Strong focus on corporate governance with best practices in corporate governance (see Governance at Mesa Labs on page 8).

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly-scheduled Board meeting during the year ended March 31, 2020. At regularly scheduled meetings of the Audit Committee and Compensation Committee, executive sessions are scheduled at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.

Committees of the Board of Directors

Our Board has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each Committee operates pursuant to a written charter (which is reviewed annually and reassessed for adequacy) adopted by our Board, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at http://mesalabs.com/investor-relations.  In addition to the committees mentioned above, the Board may convene special committees to consider various other matters as they arise.  During the year ended March 31, 2020, the Board convened a pricing committee for the offering by the Company of its common stock and issuance of 1.375% convertible senior notes which was completed August 12, 2020.  The members of the pricing committee were: Dr. Sullivan and Messrs. Guillemin and Owens.

Audit Committee

Pursuant to its charter, the Audit Committee assists the Board in overseeing (i) the financial statements and audits of the Company, (ii) our compliance with financial reporting requirements, (iii) the independence and performance of our internal and external auditors, (iv) the integrity of our financial statements and systems of internal control, and (v) implementation and effectiveness of our disclosure controls and procedures. The committee also acts to ensure open lines of communication among our independent auditors, accountants, internal audit function and financial management.  The Audit Committee Charter further requires the Audit Committee to, among other things:

●	Review the annual audited Consolidated Financial Statements with management and the independent auditors and determine whether to recommend to the Board that they be included in our Annual Report on Form 10-K;
●	Review proposed major changes to our auditing and accounting principles and practices;
●	Review and evaluate our system of internal control;
●	Review significant financial reporting issues raised by management or the independent auditors;
●	Approve the compensation of the independent auditors for annual audit and quarterly review work, and pre-approve audit and permitted non-audit services provided by our independent auditors;
●	Review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee;
●	Review quarterly earnings releases and financial statements; and
●	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters as well as the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee also acts to ensure open lines of communication among our independent auditors, accountants, internal audit function and financial management.  In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the Company's management and independent auditors which, in their reports, express opinions on the fair presentation of the company's financial statements and the effectiveness of the company's internal control over financials reporting. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm.

The Audit Committee held four meetings during the year ended March 31, 2020.  The members of the Audit Committee are Messrs. Guillemin (Chairperson), Schmieder, and Perez. All members of the Audit Committee were present at each meeting.  Our Board has determined that each is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Evan Guillemin as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

Compensation Committee

Pursuant to its charter, the Compensation Committee assists the Board in fulfilling its oversight responsibilities for compensation of executive officers and administration of our compensation and benefit plans.  In accordance with its charter, the Compensation Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The Compensation Committee met seven times during the year ended March 31, 2020. Each meeting was attended by all members of the committee, except one meeting, for which one member was absent.

The Compensation Committee charter also grants the Compensation Committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The Compensation Committee may delegate any of its functions and powers to its subcommittees or the Chief Executive Officer or any other executive officer or employee of the Company if the  Compensation Committee determines that such delegation is necessary or appropriate, unless such delegation would be contrary to the intent of the Board, our Bylaws or Articles of Incorporation, or applicable law or the rules and regulations of the Nasdaq.

The Compensation Committee has also been appointed by the Board to administer the Mesa Laboratories, Inc. 2014 Equity Plan (“the 2014 Equity Plan”) and to make awards under the 2014 Equity Plan, including as described below under the heading "Compensation Discussion and Analysis." The Compensation Committee has for several years, including the year ended March 31, 2020, delegated its authority under the plan to our Chief Executive Officer to make grants to non-executive officer level employees, within limitations specified by the committee.

The Compensation Committee retained Deloitte Consulting, LLP (“Deloitte”), an independent executive compensation consulting firm, to provide the Compensation Committee with advice regarding compensation matters for the year ended March 31, 2020. All of the fees paid to Deloitte during 2020 were in connection with the firm’s work on executive compensation matters on behalf of the Compensation Committee; no fees were paid to the firm for any other work. Deloitte was retained pursuant to an engagement letter with the Compensation Committee, and the committee determined that the firm’s service to Mesa did not and does not give rise to any conflict of interest, and considers Deloitte to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The members of the Compensation Committee are Messrs. Kelly (Chairperson), Guilleman, and Perez.  No member of the Compensation Committee was, during the fiscal year ended March 31, 2020, a Mesa Labs officer or employee or had a business relationship with or conducted any undisclosed transactions with us, and no such member has ever served as an officer at Mesa Labs. During the fiscal year ended March 31, 2020, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code. Our Chief Executive Officer and/or other officers, upon request, may attend selected meetings of the Compensation Committee. No member of the Compensation Committee nor any organization of which any member of the committee is an officer or director received any payments from us during the year ended March 31, 2020, other than the payments disclosed under the heading “– Director Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become members of the Board, oversees, reviews and where appropriate, makes recommendations concerning the Company’s corporate governance guidelines, and conducts an annual self-assessment of the Board performance.  The Nominating and Governance Committee met four times during the year ended March 31, 2020. The members of the Nominating and Governance Committee during the year ended March 31, 2020 were Mr. Schmieder (Chairperson), Ms. Alltoft, and Mr. Dwyer. Ms. Hall subsequently replaced Mr. Dwyer on the Nominating and Governance Committee.

How to Contact the Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board of Directors by writing to all or any of the following: Audit Committee Chairman, Compensation Committee Chairman or Nominating and Governance Committee Chairman, c/o Corporate Secretary, Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, CO 80228.

Director Compensation

Below is a description of the compensation program for our directors, which was approved by the Board during our fiscal year ended March 31, 2020 upon a recommendation from the Compensation Committee. The Compensation Committee of the Board reviews and makes recommendations to the Board on compensation provided to non-employee directors at least annually, as required by its charter. The Compensation Committee used an analysis of the non-employee director compensation programs of the peer group discussed in our “Compensation Discussion and Analysis” section below as compared to our board's compensation levels to assess the competitiveness of our non-employee director compensation program, and made changes to align the compensation program with that of our peer group. Directors who are full time employees of Mesa Labs do not receive compensation for their services as directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for Board and committee meetings.

Non-Employee Director Compensation	Cash Retainer (1)	Restricted Stock Units (2)
Annual Director Retainer	$50,000	$115,000
Committee Chair Retainer
Audit	$10,000
Compensation	$10,000
Nominating and Governance	$10,000
Chairperson of the Board	$20,000

(1)	Cash retainers are paid quarterly.
(2)

A restricted stock unit ("RSU") represents the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors annually. The number of shares subject to the award is based on the closing price of our common stock on the grant date, less the present value of dividends expected to be paid during the vesting period. The awards vest in full on the one-year anniversary of the grant date.

The compensation paid to each non-employee director who served during the year ended March 31, 2020 is set forth below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(g)	(h)
John Sullivan	70,000	114,871	12,000	196,871
Robert V. Dwyer	50,000	114,871	--	164,871
Evan C. Guillemin	60,000	114,871	--	174,871
John Schmieder	60,000	114,871	--	174,871
David M. Kelly	60,000	114,871	--	174,871
David Perez	50,000	114,871	--	164,871
Jennifer S. Alltoft	50,000	114,871	--	164,871

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. Each of Dr. Sullivan and Messrs. Dwyer, Guillemin, Kelly, Schmieder, Perez, and Ms. Alltoft received an award of 477 restricted stock units on November 15, 2019. The grant date fair value of the restricted stock units was $240.82 per unit, the closing price of our stock on November 15, 2019, less the present value of expected dividends not received during the vesting period. The restricted stock units vest on the first anniversary of the grant date, subject to the director’s continued service as a director through the vesting date. As of March 31, 2020, Dr. Sullivan, and Messrs. Dwyer, Guillemin, Kelly, and Schmieder, each held 597 unvested restricted stock units. Mr. Perez and Ms. Alltoft each held 477 unvested restricted stock units. Mr. Dwyer's 597 unvested RSUs forfeited upon his retirement effective April 15, 2020.
(2)	Dr. Sullivan receives an annual salary of $12,000 for his assistance with Investor Relations for the Company.
Note:	No stock options were granted to members of the Board of Directors during the year ended March 31, 2020. The aggregate number of options held by each director from previous years' grants as of March 31, 2020 was as follows:

Name of Director	Aggregate Number of Stock Options Owned as of March 31, 2020
John Sullivan	49,988
Robert V. Dwyer	2,323
Evan C. Guillemin	8,090
John B. Schmieder	4,450
David M. Kelly	4,406
David B. Perez	--
Jennifer S. Alltoft	--

Stock Ownership Guidelines

Subsequent to our fiscal year ended March 31, 2020, we adopted stock ownership guidelines that state that within five years after their first election to the Board, each non-employee director shall acquire and continue to own a minimum of the Company common stock with a then-current market value of at least three times the current total annual director's cash retainer.

EXECUTIVE OFFICERS AND COMPENSATION

Named Executive Officers

In addition to Gary Owens, our Chief Executive Officer, whose biography is included in the Nominees for Director section above, our executive officers as of March 31, 2020 were as follows:

Information about our Executive Officers
John Sakys Chief Financial Officer Age: 51

John Sakys joined Mesa Labs in October 2012 as Chief Financial Officer. From 2009 through October 2012, Mr. Sakys held several positions with The Berry Company, LLC, and its predecessor company, Local Insight Regatta Holdings, Inc., most recently as its Vice President and Chief Accounting Officer. From 2001 to 2009, Mr. Sakys was the Vice President and Chief Financial Officer of Isonics Corporation, a former Nasdaq listed company based in the Denver area. From September 2000 to April 2001, Mr. Sakys was Controller of AuraServ Communications. From July 1998 to September 2000, Mr. Sakys was Director of Financial Reporting for Media One, Inc. From December 1994 to July 1998, Mr. Sakys was an audit manager at Ernst and Young LLP. Mr. Sakys received his Bachelor of Arts degree in Business Economics with an emphasis in accounting from the University of California at Santa Barbara in 1990 and is a Certified Public Accountant.

Greg DiNoia Senior Vice President of Commercial Operations Age: 55

Greg DiNoia joined Mesa Labs in November 2017 as Senior Vice President. From 2008 through November 2017, Greg held several positions with Danaher Corporation. During his Danaher tenure, Greg served as Global Vice President of Trojan Technologies, North American Vice President of Sales, Service and Customer Support at Hach, and Vice President and General Manager of North American Sales at Gilbarco Veeder Root, all of which are wholly owned subsidiaries of Danaher. From 1997 to 2008, Greg was Vice President, Americas for Metrologic Instruments. Mr. DiNoia received his Bachelor of Science degree in Biology from the College of William and Mary.

Brian Archbold Senior Vice President of Continuous Improvement Age: 55

Brian Archbold joined Mesa Labs in January 2018 as Senior Vice President, Continuous Improvement. From January 2015 to 2018, Mr. Archbold worked for Quadion LLC, a global manufacturer of medical and automotive components, as Vice President of Global Operations. From September 2012 to January 2015, Mr. Archbold was Director of Operations for Beckman Coulter, part of the Danaher Corporation. Prior to Danaher, Brian was with Thermo Fisher Scientific where he held various senior leadership positions of progressive responsibility in Operations. Mr. Archbold began his career with IBM in Supply Chain Management. Mr. Archbold has a Bachelor of Science degree from Central Michigan University and his MBA from Michigan State University.

Compensation Discussion and Analysis

Compensation Philosophy

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for the fiscal year ended March 31, 2020. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our named executive officers that appear following this section.

The Compensation Committee directly supervises our executive compensation program for our named executive officers identified below (our NEOs).  The Compensation Committee has designed a compensation program for NEOs to attract, retain and motivate talent in our competitive market environment while focusing the executive team and the Company on the creation of long-term value for our shareholders.  The Compensation Committee has the authority to engage outside consultants or purchase compensation surveys, if needed, for evaluation of executive compensation levels.

NEO positions during the fiscal year ended March 31, 2020 included: Mr. Owens, our Chief Executive Officer and President, Mr. Sakys, our Chief Financial Officer, Mr. DiNoia, our Senior Vice President of Commercial Operations, and Mr. Archbold, our Senior Vice President of Continuous Improvement who become an NEO during the year ended March 31, 2020. Mr. Archbold was promoted because he has distinguished himself as a leader at Mesa Labs and the executive team and the Board are confident that he is critical to our strategic growth initiatives.

We have designed our compensation programs for our NEOs to:

●	attract and retain high performing and experienced executives;
●	motivate and reward executives whose knowledge, skills and performance are critical to our success;
●	align the interests of our executives and shareholders by motivating executives to increase shareholder value;
●	foster a shared commitment among executives by coordinating their goals; and
●	motivate our executives to manage our business to meet our short-term and long-term objectives and reward them for meeting these objectives.

Components of Compensation

Our executive compensation program is comprised of three primary components:

	Base Salary	Short Term Incentive Plan (Annual Cash Bonus)	Equity Compensation (Stock Options, Performance Shares, Restricted Stock Units)
Role in Total Compensation	Provides fixed compensation and helps attract and retain executive talent.	Rewards our executives based on their performance relative to the Company’s annual key performance metrics and individual performance goals.	Aligns the incentives for our executive officers with the interests of our shareholders and rewards our executives for creating shareholder value.
Determination	Determined based on the importance of the executive’s positions within the Company, the experience of the executive, and external market data

Determined under our Company’s management bonus plan, which provides for variable payout targets based on achievement against revenues and profit growth goals and external market data approved by the Compensation Committee at the beginning of each year, adjusted for individual performance.

Number of awards is determined based on the executive’s position within the company, external market data, and individual performance.

The total compensation package reflects our “Pay for Performance” philosophy, which couples employee rewards with the interests of our shareholders.  We believe strongly that retention and motivation of successful employees is in the long-term interest of our shareholders.

Modifications to FY20 Executive Compensation Program

The Compensation Committee regularly reviews our executive compensation program with a view toward continuous improvement. Effective in 2020, the Compensation Committee made certain modifications to the program to ensure our compensation programs effectively entice and retain executives, while also reinforcing the already-strong linkage between both executive compensation and individual executive performance, and the interest of our shareholders.

Individual Executive Performance

Short-term incentive plan was adjusted based on each executive's performance against their individual goals, except the Chief Executive Officer, who received a bonus payout at the company level with no adjustment as described below.

Interest of the Shareholders

The Compensation Committee elected to modify the mix of equity compensation awards granted to the NEOs from 75% performance share units ("PSUs") and 25% stock options in 2019 to 50% PSUs and 50% stock options in 2020, except our CEO, whose award amount includes an additional $1 million of special restricted stock unit award describe in more detail under "Other Long-Term Incentive Awards" below.  Since revenues growth and adjusted operating income growth are used in measuring the executives' success under both the Short-Term Incentive Plan and the 2014 Equity Plan, the Compensation Committee determined that lowering the percentage of PSUs granted to our NEOs diversifies their performance targets and at the same time ensures continued alignment with the interests of our shareholders. Specifically, more of our NEO's pay is contingent upon factors that create long-term shareholder value. Additionally, the Compensation Committee determined that a 50% PSU 50% option mix was more common among externally benchmarked companies, as discussed further below.

The Compensation Committee also modified the vesting period for stock options from a five year graded vesting term to a four year graded vesting term. The Compensation Committee determined that a four year vesting term is more common among benchmarked companies and serves as a more effective incentive to attract and retain top talent.

Performance Overview for the Year Ended March 31, 2020

Our company made significant progress toward our long-term goals during the fiscal year ended March 31, 2020:

●	We continued to develop and implement The Mesa Way, which is our customer-centric, lean-based system for continuously improving and operating a set of high-margin, niche businesses.
●	We acquired Gyros Protein Technologies on October 31, 2019, which is the largest acquisition in our company's history.
●	Revenues increased 14% to $117.7 million, the highest in our company’s history.
●	Adjusted operating income (“AOI”)(1) decreased 7% to $23.9 million
●	Organic revenues growth increased 2%.

(1)

AOI, or adjusted operating income, is a non-GAAP measure that is defined as operating income plus the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, and impairment of goodwill and long-lived assets. It is calculated as follows:

	Year Ended
	March 31,
	2020	2019
Operating income (GAAP)	$7,494	$9,781
Amortization of intangible assets	10,637	7,090
Stock-based compensation expense	5,525	4,212
Impairment loss on goodwill and long-lived assets	276	4,774
Adjusted operating income (non-GAAP)	$23,932	$25,857

Compensation Best Practices

We believe our executive compensation program is competitive, is aligned with current governance trends, and contains stockholder-friendly features as outlined below:

●	Pay for Performance – Significant portion of our NEO pay is performance-based.
●	No golden parachute excise tax gross-ups.
●	All members of the Compensation Committee are independent directors.
●	External benchmarking used for compensation decisions.
●	Independent compensation consultant.
●	No executive-only retirement plans.
●	No excessive executive perks.

Setting Executive Officer Compensation

The Compensation Committee, with assistance from our executives, if required, researches compensation levels by investigating comparable company records, purchasing third party compensation surveys or engaging compensation consultants.  The acquired data is evaluated by the Compensation Committee and is one factor in establishing compensation plans for the NEOs. Compensation decisions for the following fiscal year are typically made at a meeting of the Compensation Committee shortly after the end of each fiscal year.  Once final financial and operational results for the year are available, the Compensation Committee is able to assess the performance of the NEOs.

Benchmarking

To help establish competitive compensation levels, the Compensation Committee examined executive compensation survey data, including base salaries, short-term and long-term incentive compensation, and total cash compensation from Deloitte. The survey data was tailored to include only those U.S. public companies in the medical equipment and device segment with revenues averaging approximately $200 million per year.  This included companies that produced both medical devices and general electronic instruments, along with consumable supplies.  The data from this analysis was used by the Compensation Committee as one factor in determining compensation levels for base salary and total compensation.

Based on input from Deloitte, the Compensation Committee used the following peer group for fiscal year 2020 compensation decisions. Compensation benchmarking is determined with reference to survey data from Deloitte and compensation data disclosed in the peers’ proxy statements. Our peer group for fiscal year 2020 included:

●	Cardiovascular Systems, Inc.
●	CryoLife, Inc.
●	Inogen, Inc.
●	Lantheus Holdings, Inc.
●	Luminex Corporation
●	Meridian Bioscience, Inc.
●	Natus Medical Incorporated
●	Neogenomics, Inc.
●	OraSure Technologies, Inc.
●	Repligen Corporation
●	Surmodics, Inc.
●	Tactile Systems Technology, Inc.

Determination of Target Compensation

The Compensation Committee targets the total compensation level to be competitive with comparable companies in terms of size (as measured by revenues and market capitalization), our industry segments and geographic locations. For the fiscal year ended March 31, 2020, the Compensation Committee determined that both the CEO and the CFO should receive increases in compensation to bring their total compensation into a competitive range compared to the benchmarked peer group.  The decision was made to ensure that the Company attracts and retains the talent needed to lead Mesa Labs to the achievement of its performance goals.  The Compensation Committee used not only the data from the Deloitte survey, but also considered individual and team executive performance, along with our financial performance, as criteria to establish target compensation levels for the CEO and CFO.  The CEO proposed the salary for the Senior Vice President of Commercial Operations and Senior Vice President of Continuous Improvement during the fiscal year ended March 31, 2020, which was approved by the Compensation Committee.  From that analysis, and in consideration of our past and future expected financial performance, the Compensation Committee made adjustments to base salaries and target total compensation levels for each NEO that were implemented effective June 5, 2019.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions.

The Compensation Committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary and appropriate in its discretion following review and approval of such changes by the full Board.

Recommendations for our NEO's salaries were provided to the Compensation Committee by Deloitte. The Compensation Committee reviews the Deloitte's recommendation and then provides the recommendations, as amended if necessary, to the full Board for their review and approval. Adjustments to base salaries, if any, typically occur during the first quarter of each year.

As of March 31, 2020, the annualized base salary of each of our NEOs was as follows:

Executive	2020 Base Salary (as of March 31, 2020)	2019 to 2020 Increase
Gary Owens	$600,000	15%
John Sakys	$374,000	25%
Greg DiNoia	$341,285	10%
Brian Archbold (1)	$278,460	--

(1)	Mr. Archbold was named an executive officer during the year ended March 31, 2020. Salary information is only presented for the year ended March 31, 2020.

The Compensation Committee increased the base salaries of each of our NEOs (except for Mr. Archbold) in fiscal year 2020 based on Deloitte's analysis of base salaries paid by our peer companies, so that the base salaries of our NEOs would rank among our peers near target levels discussed above.

Short-Term Incentive Plan

The Compensation Committee believes that it is in the best interest of our shareholders to have a substantial component of total compensation “at-risk” and dependent upon our financial performance.  The Short-Term Incentive Plan is our annual cash incentive program for employees at the management level and above and provides one type of such “at-risk” compensation.  Under the Short-Term Incentive Plan. target bonus amounts are set for each NEO based on his position in the company and based on a competitive compensation analysis of our peer group. The actual bonus amount earned for a year under the Short-Term Incentive Plan ranges from 0% - 200% of the target bonus established for each individual, based on a company performance factor that may be adjusted for individual performance. Of course, if our financial performance were poor, bonus payments could be at or near $0.

Recommendations for bonus payouts for each of the NEOs except the CEO were recommended to the Compensation Committee by the CEO based on individual performance during the year. There were no adjustment to the CEO bonus payouts recommended by the Compensation Committee.  The Compensation Committee used the information gathered to recommend a bonus payout for review and approval by the full Board.

The company performance factor is measured by two variables: revenues growth, which is weighted 30% and AOI growth, which is weighted 70%.  These variables were approved by the Compensation Committee at the beginning of the year and are considered by the Compensation Committee to be a reliable indicator for the creation of long-term shareholder value. Achievement at the target level of each performance metric would yield a company performance factor of 100%, equating to a payout at the target level. The company performance factor ("CPF") is adjusted up or down based on the actual performance versus the underlying performance metrics. Bonus payouts under the Short-Term Incentive Plan are tied directly to achievement of these revenue growth and AOI growth targets for the year.  If both the revenues and AOI growth targets are exceeded by a substantial margin, the maximum bonus payments were set at 200% of the target for the NEOs.  The Compensation Committee reserves the right to adjust payments under the Short-Term Incentive Plan, in the case of unusual circumstances or events, or economic conditions in general.

For the fiscal year ended March 31, 2020, the CPF targets set by the Board were considered appropriately rigorous based on budgeted overall growth that was expected from our various product lines, including some that are more mature, as well as the potential to capture efficiencies and cost savings to achieve an AOI which is value-creating for investors. As depicted below, the company performance factor was 107% of target.

Metric	Target (100% payout)	Actual	Achievement Percentage	Weighting	Impact on CPF
Revenues Growth	8.2%	5.3%	62%	30%	19%
Adjusted Operating Income Growth (1)	8.5%	10.1%	126%	70%	88%

Company performance factor:					107.0%

(1)	Adjusted operating income growth was adjusted by the Board to remove non-recurring income and costs, including: exclusion of the gross margin of the packaging division, which we exited during the year, and exclusion of the results of Gyros Protein Technologies, which we acquired during the year, exclusion of acquisition-related costs pertaining to the acquisition of Gyros Protein Technology during the year.

In addition to the company performance factor, an executive’s short-term incentive bonus may also depend on his or her achievement of individual objectives, which are reflected in the individual performance factor. However, the CEO’s short-term incentive bonus is not adjusted for an individual performance factor, because his performance is inherently reflected in the performance of the business. After the end of the year, the CEO evaluates the performance of each of the other executive officers against his or her objectives and provides a recommendation on individual performance for each to the Compensation Committee, which then approves a final adjusted value.

In determining the individual performance modifier for the executive officers, the CEO considered each executive’s individual accomplishments that helped the Company achieve significant progress on its growth strategy, including growing the business both organically and through further acquisitions, improving operational efficiency, and by continuing to hire, develop, and retain top talent. However, an adjustment was made to reduce Mr. DiNoia's short-term incentive payment, because bookings and actual revenues growth were below target.

Target bonus awards under the Short-Term Incentive Plan for the Company’s NEOs, as well as the actual amounts paid for performance in the fiscal year ended March 31, 2020 were as follows:

Executive	Target Bonus as a Percentage of Base Salary	Actual Payout	Actual Payout as a Percentage of Base Salary
Gary Owens	90%	$577,800	96%
John Sakys	52%	$208,008	56%
Greg DiNoia	45%	$144,328	42%
Brian Archbold	40%	$134,180	48%

Long-term Incentive Plan

The Compensation Committee believes that it is in the best interest of our shareholders to provide long-term incentives to each NEO through their ownership of our stock and through stock-based incentives.  Stock ownership by our NEOs and stock-based incentives directly ties their long-term compensation to the performance of our share price.  To achieve this goal, we make stock option grants, and in some cases full-value awards, to each NEO at the time of hire.  We also make stock option grants and full value award grants, which may be subject to performance conditions, on an annual basis under the 2014 equity plan.  Deloitte recommends equity compensation levels and mix for our NEOs. For the fiscal year ended March 31, 2020, the Compensation Committee chose to grant a combination of non-qualified stock options and performance share unit awards as recurring performance-based vehicles used to reward our NEOs for enhancing long-term shareholder value.  In June of 2019, the Compensation Committee determined a target grant value for each NEO and split the value approximately 50% in performance share units, and 50% in non-qualified stock options, other than our CEO, whose award amount includes an additional $1 million of special restricted stock unit awards. The Compensation Committee elected to grant performance share unit awards based on analysis of Deloitte data, which showed that performance awards both align the executives behind company goals beyond share price and are commonly granted at competitors. Details of these annual grants are provided below.

2020 Performance Share Unit Awards

Annual performance share unit awards were granted to our NEOs on June 10, 2019. The awards vest both based on our achievement of specific performance criteria for the three-year period from April 1, 2019 through March 31, 2022, and on a pro-rata basis after 12 months of continued service through June 15, 2022, subject to adjustment by the Board. The quantity of shares that will be issued upon vesting will range from 0% to 200% of the targeted number of shares.

Company targets were set by the Compensation Committee. For the purposes of evaluating both company-wide growth and the growth and success of our acquisitions, the performance share unit awards consider a 3-year cumulative revenues growth rate compared to target and a 3-year cumulative adjusted operating income growth rate compared to target. Acquisitions are included in the growth calculations weighted based on the size of the acquired company. Target cumulative revenues growth and target cumulative AOI growth for acquired companies are based on financial plans presented to the Board for the acquiree during due diligence. The number of shares that can be earned under the award is determined by multiplying the target number of shares by the payout percentage, as summarized in the tables below. If minimums are not met, then no shares will be earned.

Company-wide targets:

3-Year Cumulative AOI Growth versus Target (70% weight)	3 Year Cumulative Revenue Growth versus Target (30% weight)
	6% (Minimum)	9% (Target)	13% (Maximum)
7% (Minimum)	50%
11% (Target)		100%
17% (Maximum)			200%

The Compensation Committee utilized revenues growth and AOI growth as elements in both our Short-Term Incentive Plan and our Long-Term Incentive Plan. When designing our 2020 executive compensation program, the Compensation Committee evaluated several performance metrics for the purposes of our incentive programs and determined that because revenues growth and AOI are instrumental in driving the company’s performance and stockholder value creation, these measures remained appropriate for both the Short-Term Incentive Plan as a measurement of success in a single year and for the Long-Term Incentive Plan, which rewards creation of long-term shareholder value.

No PSU awards granted in previous periods were scheduled to vest or be paid out during the year ended March 31, 2020.

2020 Non-Qualified Stock Options

Annual non-qualified stock options were granted to our NEOs on June 10, 2019. These awards were granted with an exercise price of $203.54, the closing price on the grant date. The options vest ratably on each of the first four anniversaries of the grant date, subject to the NEOs’ continued service in his or her position through each vesting date. The stock options were granted with a 6-year term and are disclosed in the Grants of Plan Based Awards Table below.

Other Long-Term Incentive Awards

Mr. Owens received a special award of 5,000 restricted stock units on June 15, 2019 at the recommendation of Deloitte and with the intention of aligning his compensation over the vesting period with benchmarked peers, giving consideration to Mesa's size, as well as acquisition and growth objectives.  The grant date fair value of the restricted stock units was $202.39 per unit, the closing price of our stock on the previous day, adjusted for the present value of dividends that will not be paid during the vesting period. The restricted stock units vest ratably beginning on June 15, 2019, and each of the four anniversaries thereafter, subject to Mr. Owens’ continued service as CEO through each vesting date.

Other Benefits

In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. As such, the NEOs have available various health, welfare and retirement (401(k)) benefits. The Company matches 100% of the first 4% of a participant’s compensation that is contributed by an eligible participant to the 401(k) plan, subject to the applicable limits imposed by the Code.

Employment and Change-in-Control Agreements

We have provided our NEOs, other than Messrs. DiNoia and Archbold, with employment agreements.  The employment agreements provide that in the case of an involuntary termination of the executive’s employment without cause or for good reason, the executive is entitled to (i) base salary continuation for the period of one year following termination (payable over a 12 month period), (ii) a prorated portion of the executive’s annual cash bonus for the year of termination, calculated based on actual performance of the Company for the relevant fiscal year, and (iii) continuation of Company-provided health benefits for the period of one year.  In the event that an executive’s employment is terminated without cause or for good reason immediately prior to, or within two years following, a change of control, the executive is entitled to (i) base salary continuation for the period of two years (payable monthly), (ii) an amount equal to two times the greater of (A) the executive’s annual maximum cash bonus for the fiscal year in which the executive’s termination occurs or (B) the executive’s annual maximum cash bonus for the fiscal year immediately preceding the fiscal year in which the executive’s termination occurs, payable in monthly installments over the period of two years, and (iii) continuation of Company-provided health benefits for the period of two years. All separation benefits are subject to the executive’s execution and non-revocation of a general release of claims.

The employment agreements provide that if it is determined that any payment or distribution by the Company to the executive constitute an “excess parachute payment” under Section 280G of the Code, the Company will either (1) pay the total amount to the executive and he would be responsible for the 20% excise tax; or (2) reduce the executive’s payments such that the executive receives no “excess parachute payments,” whichever amount would give the executive the greater benefit on a net, after-tax basis.

In the case of an involuntary termination of the executive without cause or for good reason, other than in connection with a change in control, the vesting and other terms of all unvested equity awards will be at the discretion of the Board, while the terms, conditions and restriction of the original grant and respective equity plans for vest equity awards shall remain, provided however, that in the case of stock options, the executive may exercise vested options at any time; (1) within one month after such termination in the case of options granted prior to March 31, 2018; and (2) prior to the natural termination date as stated in the original grant in the case of options granted after March 31, 2018.  In the case of an involuntary termination without cause or for good reason immediately prior to or within two years following a change of control, all unvested equity awards will immediately become fully vested, while all other terms, conditions and restrictions of the original grant and the respective equity plan for both vested and unvested equity awards shall remain, including the period during which equity awards may be exercisable.

Compensation and Risk Oversight

We believe that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by significant weighting towards incentive compensation that provides a strong incentive for the executives to produce value for shareholders.  The combination of performance measures for the Short-Term Incentive Plan and incentive equity awards, and the multiyear vesting schedules for time-vested equity awards encourage executives to maintain both a short and a long-term view with respect to Company performance. We maintain an Insider Trading Policy for all executives.

2019 Shareholder Say-On-Pay Vote

We provide our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs when required by SEC rules. At our annual meeting of shareholders in November 2019, based upon total shares voted, our shareholders approved our NEOs’ compensation, with approximately 87% voting in favor and approximately 1% voting against (with approximately 4% abstaining and approximately 8% of broker non-votes). Accordingly, the Compensation Committee concluded that our executive compensation programs generally meet the expectations of our shareholders.

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase shareholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the exception to the non-deductibility of compensation in excess of $1 million per year paid to certain executive officers of the Company (“covered employees”) under Section 162(m) of the Code for certain qualified performance-based compensation, and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016.  We intend to design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive.  Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters.  Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans.  We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt.  Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.

Executive Compensation

Summary Compensation Table

The following table lists compensation awarded to or earned by the NEOs for the years ended March 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Gary Owens	2020	$600,000	$1,654,286	$644,345	$577,800	$9,538	$3,485,969
CEO and President	2019	520,000	1,860,489	265,800	603,500	20,800	3,270,589
	2018	416,851	--	92,480	172,875	323,674	1,005,880

John Sakys	2020	374,000	267,246	264,960	208,008	14,391	1,128,605
Chief Financial Officer	2019	300,000	322,293	132,900	260,000	12,000	1,027,193
	2018	263,596	--	135,800	108,000	10,544	517,940

Greg DiNoia	2020	341,285	204,828	202,983	144,328	5,545	898,969
SVP of Commercial Operations	2019	311,345	257,070	71,766	214,000	12,454	866,635
	2018	117,400	193,550	--	58,558	4,696	374,204

Brian Archbold (5)	2020	278,460	139,178	138,023	134,180	11,036	700,877
SVP of Continuous Improvement

(1)

The amounts reported in the Stock Awards column reflect the grant date fair value of stock awards determined pursuant to ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in  our Form 10-K (Note 11: Stock Transactions and Stock-Based Compensation) for the year ended March 31, 2020. The grant date fair value for PSUs is reported based upon the probable outcome of the performance conditions at the target level on the grant date. The value of the annual PSU awards granted in fiscal year 2019, assuming achievement of the maximum performance level of 400%, would have been: Mr. Owens: $3,983,313; Mr. Sakys: $1,289,173; Mr. DiNoia $771,960. The value of the annual PSU awards granted in fiscal  year 2020, assuming achievement of the maximum performance level of 200%, would have been: Mr. Owens: $1,300,072; Mr. Sakys: $534,492; Mr. DiNoia $409,656; and Mr. Archbold: $278,356.

(2)	The amounts reported in the Option Awards column represent the grant date fair value of nonqualified stock option awards granted under the 2014 Equity Plan to each of the NEOs, calculated in accordance with ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K (Note 11: Stock Transactions and Stock-Based Compensation) for the year ended March 31, 2020.
(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Company’s Short-Term Incentive Plan.
(4)	The amounts reported in the All Other Compensation column reflect 401(k) matching funds. The amount reported for Mr. Owens in 2018 consists of (i) reimbursed moving expenses in the amount of $311,748, and (ii) 401(k) matching funds in the amount of $11,926.
(5)	Mr. Archbold was promoted to an NEO position in fiscal year 2020.

Grant of Plan-based Awards in Fiscal Year 2020

The following table sets forth certain information with respect to grants of plan-based awards for the year ended March 31, 2020 with respect to our NEOs.

			Estimated future payments under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)	Number of Securities Underlying Awards (3)	Grant Date Fair Value of Stock Awards ($) (6)	Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Option Awards ($) (5)
Gary Owens	n/a	Short-term Incentive Plan	--	540,000	1,080,000
	6/10/2019	Performance Shares				--	3,218	6,436		650,036
	6/15/2019	Restricted Stock Units							5,000	1,004,250
	6/10/2019	NQ Options									9,939	203.54	644,345
John Sakys	n/a	Short-term Incentive Plan	--	194,400	388,800
	6/10/2019	Performance Shares				--	1,323	2,646		267,246
	6/10/2019	NQ Options									4,087	203.54	264,960
Greg DiNoia	n/a	Short-term Incentive Plan	--	153,578	307,156
	6/10/2019	Performance Shares				--	1,014	2,028		204,828
	6/10/2019	NQ Options									3,131	203.54	202,983
Brian Archbold	n/a	Short-term Incentive Plan	--	111,384	222,768
	6/10/2019	Performance Shares				--	689	1,378		139,178
	6/10/2019	NQ Options									2,129	203.54	138,023

(1)	Each executive officer was eligible for a cash award to be paid under our short-term incentive bonus plan, described more fully in the “Short-Term Incentive Plan” discussion above. Our Short-Term Incentive Plan does not contain a formalized “threshold” level of performance that would entitle an executive to a minimum annual cash award. Amounts under Target reflect the target bonus, which would have been paid to the executive officer if achievement against targets were fully as expected. Amounts under Maximum reflect the bonus which would have been payable had achievement against targets been at the maximum level. Actual bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.
(2)	All equity awards are denominated in shares of common stock and were granted under the 2014 Equity Plan. The awards vest both based on our achievement of specific performance criteria for the three-year period from April 1, 2019 through March 31, 2022, and on a pro-rata basis after 12 months of continued service through June 15, 2022. PSUs were valued at $202.00 per share pursuant to FASB Topic 718. The grant date fair value of performance share unit awards is included in the “Stock Awards” column of the Summary Compensation Table above for each named executive officer for the fiscal year ended March 31, 2020.
(3)	Stock awards are reported at aggregate grant date fair value, as determined under applicable accounting standards. The holder of the restricted stock unit award does not have any voting, dividend, or other ownership rights in the shares of common stock subject to the award unless and until the award vests and the shares are issued.
(4)	All equity and option awards are denominated in shares of common stock and were granted under the 2014 Equity Plan.
(5)	Options vest ratably over a four-year period on each anniversary of the grant date. The options were valued pursuant to FASB Topic 718, using the Black-Scholes valuation model. The per share grant value was $64.83. The grant date fair value of nonqualified stock options is included in the “Option Awards” column of the Summary Compensation Table above for each executive officer for the fiscal year ended March 31, 2020.
(6)	The grant date fair value for PSUs is reported based upon the probable outcome of the performance conditions (target) at the grant date.

Outstanding Equity Awards at March 31, 2020

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of March 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other Rights that have not Vested ($)
Gary Owens	--	(9)	9,939	203.54	6/10/2025	5,000	(1)	1,129,750	(8)
	1,000	(10)	4,000	142.40	4/2/2024	2,092	(2)	422,523	(8)
	800	(11)	1,200	136.42	9/1/2023	18,834	(3)	3,634,774	(8)
	9,000	(12)	12,000	122.98	3/20/2025	1,720	(4)	388,634	(8)
						4,000	(5)	903,800	(8)

John Sakys	--	(9)	4,087	203.54	6/10/2025	860	(2)	173,710	(8)
	500	(10)	2,000	142.40	4/2/2024	6,096	(3)	1,176,370	(8)
	1,400	(13)	2,100	122.66	4/3/2023
	2,760	(13)	1,840	97.78	4/1/2022
	4,283	(14)	3,217	70.56	4/1/2023
	5,355	(14)	2,145	89.70	4/1/2022
	3,800	(14)	--	51.85	4/1/2023
	2,500	(15)	--	48.72	10/29/2022

Greg DiNoia	--	(9)	3,131	203.54	6/10/2025	659	(2)	133,138	(8)
	270	(10)	1,080	142.40	4/2/2024	3,650	(3)	704,414	(8)
						360	(6)	81,342	(8)
						840	(7)	189,798	(8)

Brian Archbold	--	(9)	2,129	203.54	6/10/2025	448	(2)	90,466	(8)
	210	(17)	840	142.40	1/8/2024	2,555	(3)	493,089	(8)
	145	(10)	435	129.10	4/2/2024	280	(6)	63,266	(8)

(1)	Represents restricted stock units granted on June 15, 2019 as make whole awards. The RSUs granted to Mr. Owens vest in equal amounts beginning on June 15, 2020, and on each of the four anniversaries thereafter.
(2)	Represents shares issuable under the performance share awards granted in 2020, at the next level of achievement in excess of management's management's assessment of probable achievement of specific performance criteria for the three-year period from April 1, 2019 through March 31, 2022.
(3)	Represents shares issuable under the performance share awards granted in 2019, at the next level of achievement in excess of management’s assessment of probable achievement of specific performance criteria for the three-year period from April 1, 2018 through March 31, 2021.
(4)	Represents restricted stock units granted on June 5, 2018 as make whole awards. The RSUs granted to Mr. Owens vest in equal amounts on September 15, 2018, 2019, and 2020, respectively.
(5)

Represents restricted stock awards granted on March 20, 2017 as inducement awards. The restricted stock units vest ratably on each of the first seven anniversaries of the grant date, subject Mr. Owens’ continued service as CEO through each vesting date.

(6)

Represents annual non-NEO restricted stock unit granted on April 2, 2018. The restricted stock units vest ratably beginning on June 15, 2019, and on each of the subsequent four anniversaries following that date, subject to the officers' continued service through each vesting date.

(7)

Represents restricted stock unit awards granted on November 7, 2017 as inducement awards in connection with acceptance of the SVP of Commercial Operations role. The restricted stock units vest ratably on each of the first five anniversaries of the grant date, subject Mr. DiNoia’s continued service through each vesting date.

(8)	Based on the closing stock price of our common stock on March 31, 2020 of $225.95 per share.
(9)	Non-qualified stock options granted on June 10, 2019. The non-qualified stock options vest ratably on each of the first four anniversaries of the grant date, subject to the officers' continued service through each vesting date.
(10)

Non-qualified stock options granted on April 2, 2018. The non-qualified stock options vest ratably on each of the first five anniversaries of the grant date, subject the officers’ continued service through each vesting date.

(11)

Represents non-qualified stock options granted on September 1, 2017 as inducement awards. The non-qualified stock options vest ratably on each of the first five anniversaries of the grant date, subject Mr. Owens’ continued service as CEO through each vesting date.

(12)

Represents non-qualified stock options granted on March 20, 2017 as inducement awards in connection with acceptance of the CEO role. The non-qualified stock options vest ratably on each of the first seven anniversaries of the grant date, subject Mr. Owens’ continued service as CEO through each vesting date.

(13)

Represents stock options granted as annual awards. The stock options vest ratably on each of the first five anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.

(14)

Represents stock options granted as annual awards. The stock options vest ratably on each of the first seven anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.

(15)

Represents stock options granted. The non-qualified stock awards vest ratably on each of the first four anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.

(16)	Represents restricted stock unit awards granted on January 6, 2018 as inducement awards. The RSUs granted to Mr. Archbold vest in equal amounts on each of the first five anniversaries of the grant date, subject to Mr. Archbold's continued service through each vesting date.
(17)	Represents non-qualified stock options granted on January 8, 2018 as inducement awards. The non-qualified options vest ratably on each of the first five anniversaries of the grant date, subject to Mr. Archbold's continued service through each vesting date.

Options Exercised and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during the year ended March 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value Realized on Vesting ($) (3)
Gary Owens			1,000	197,350
			1,720	407,279
John Sakys	1,000	168,370
Greg DiNoia			370	82,092
Brian Archbold			148	33,406

(1)	Determined by multiplying the number of options that were exercised during the year ended March 31, 2020 by the difference between the per share closing price of our common stock on the date of exercise and the exercise price of the options, but not including any tax impact incurred in connection with such exercise.
(2)	Reflects the number of shares of Mesa Laboratories common stock acquired on vesting of restricted stock units.
(3)	Determined by multiplying the number of restricted stock units by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change-in-Control

Name	Payment Type	Termination for Cause	Termination without Cause or for Good Reason	Termination without Cause or for Good Reason upon or after a Change in Control (4)
Gary Owens	Cash Payment (1)	$--	$1,140,000	$2,280,000
	Equity (2)	--	1,514,489	9,461,394
	Benefits Continuation (3)	--	13,799	13,799
	TOTAL	--	2,668,288	11,755,193
John Sakys	Cash Payment (1)	--	568,400	1,136,800
	Equity (2)	--	490,154	5,450,522
	Benefits Continuation (3)	--	9,797	9,797
	TOTAL	--	1,068,351	6,597,119
Greg DiNoia (5)	Cash Payment (1)	--	--	--
	Equity (2)	--	293,506	1,291,650
	Benefits Continuation (3)	--	--	--
	TOTAL	--	293,506	1,291,650
Brian Archbold (5)	Cash Payment (1)	--	--	--
	Equity (2)	--	205,454	908,477
	Benefits Continuation (3)	--	--	--
	TOTAL	--	205,454	908,477

(1)	This amount is based on the NEO’s salary as of March 31, 2020 and includes base salary continuation and cash bonus payout. Termination without cause or for good reason results in a bonus payout at target. Termination upon or after change in control results in a bonus payout at the greater of maximum target or the bonus amount paid in the prior year. Upon termination after change in control, eligible executives receive 24 months of salary and bonus.
(2)	If terminated without cause or for good reason, the executive receives the value of any vested awards, which is not an incremental benefit to the executive, as well as a pro-rata portion of performance share units that have been outstanding for at least 12 months. If terminated immediately before or within 24 months following a change in control, all unvested awards are immediately vested. The value of accelerating the vested and unvested stock awards was calculated by multiplying the number of shares underlying the NEO’s vested and unvested stock awards that were in-the-money at March 31, 2020 by the difference between the weighted average exercise price for awards in-the-money at March 31, 2020, and our closing price per share on March 31, 2020 (the last trading day of the period).
(3)	Benefits continuation is based on the actual company-paid amount of health benefits for the executive during the most recent fiscal year.
(4)	Reflects amounts the executive may receive if both a change in control of Mesa Laboratories occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If the Termination occurs immediately prior to or within twenty four (24) months following a Change of Control, all unvested Equity Awards will immediately become 100% vested, while all other terms, conditions and restrictions of the original grant and the respective Equity Plan(s) for both vested and unvested Equity Awards shall remain, including the period during which Equity Awards may be exercisable.
(5)	Mr. DiNoia and Mr. Archbold are not covered under an employment agreement as our other NEOs are, and therefore would not receive the same potential payments upon termination or change-in-control. Potential payout for equity awards is based on change-in-control provisions stipulated in the Company’s 2014 Equity Plan.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Owens, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For the year ended March 31, 2020, the total annual compensation of the median employee of the Company its subsidiaries (other than the Chief Executive Officer) was $58,047.  Based upon the total compensation for the year ended March 31, 2020 reported for Mr. Owens of $3,485,969 our ratio of CEO to median employee pay was 60 to 1.

For our fiscal year 2020 ratio, we used a median compensated employee identified pursuant to our fiscal year 2018 identification process, as we believe the changes to our employee population and compensation have not significantly impacted our ratio. For purposes of identifying our fiscal year 2018 median compensated employee, we took into account salary, bonus, and grant date fair value of stock options and RSUs granted during the year for all our employees as of March 31, 2018. We annualized this compensation for employees who did not work the entire year, except for employees designated as temporary.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa Labs under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mesa Labs specifically incorporates this report by reference therein.

The Compensation Committee of Mesa Laboratories, Inc's Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is given by the following members of the Compensation Committee:

The Compensation Committee

David M. Kelly, Committee Chairperson

Evan C. Guillemin

David B. Perez

ITEM 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. This vote is advisory and not binding on our Company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Executive Compensation Disclosures

We urge shareholders to read the Compensation Discussion and Analysis section above, which describes in more detail how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the Executive Compensation section and related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to our success.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of our shareholders. Accordingly, we are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the Executive Compensation section.  The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Mesa Labs. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE “FOR”

APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3

RATIFICATION OF THE APPOINTMENT OF Plante &

Moran, PLLC AS INDEPENDENT AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has again engaged Plante & Moran, PLLC to serve as our independent auditors to audit our consolidated financial statements for the year ending March 31, 2021. Although it is not required to do so, our Board of Directors wishes to submit the appointment of Plante & Moran, PLLC for shareholder ratification at the Annual Meeting. If shareholders do not ratify the appointment of Plante & Moran, PLLC, the committee will reevaluate the appointment. Even if the appointment is ratified by our shareholders, the Audit Committee may in its sole discretion terminate the appointment at any time during the year, if it determines that such a change would be in the best interests of our Company and our shareholders. A representative of Plante & Moran, PLLC will be present at the Annual Meeting, will have an opportunity to make a statement if he so desires, and will be available to respond to appropriate questions.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

●

Plante & Moran, PLLC's capabilities considering the scope and complexity of our business, and the resulting demands placed on Plante & Moran, PLLC in terms of technical expertise and knowledge of our industry and business;

●	the quality and candor of Plante & Moran, PLLC's communications with the committee and management;
●	Plante & Moran, PLLC's independence;
●

the quality and efficiency of the services provided by Plante & Moran, PLLC, including input from management on their performance and how effectively they demonstrated its independent judgment, objectivity and professional skepticism;

●	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Plante & Moran, PLLC and its peer firms; and
●

the appropriateness of Plante & Moran, PLLC's fees, tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Plante & Moran, PLLC's continued independence.

Based on this evaluation, the Audit Committee and the Board believe that retaining Plante & Moran, PLLC to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2021, is in the best interests of Mesa Labs and our shareholders.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Plante & Moran, PLLC will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Plante & Moran, PLLC, management makes a recommendation to the committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the committee, individually and/or as a group, will interview the leading candidate, and the committee then considers the appointment and approves the selection as a committee. A new lead engagement partner was appointed for the 2018 audit; the next change in lead engagement partner after the current five-year rotation period is expected to occur for the 2023 audit.

The Audit Committee charter sets out procedures that the Company must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. All services performed by Plante & Moran, PLLC for the years ended March 31, 2020 and 2019 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Plante & Moran, PLLC in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Plante & Moran, PLLC as our independent auditors.

Plante & Moran, PLLC (formerly EKS&H LLLP, Denver, Colorado), has conducted the audits of our accounting records since 1986 and the Audit Committee has selected the same firm to audit our accounting records for the year ending March 31, 2021.

The following table presents fees for professional services rendered by Plante & Moran PLLC, our independent registered public accounting firm, for the audit of our financial statements, and the fees for other services:

	Year Ended March 31,
Type of Fees	2020	2019*
Annual audit and quarterly review	$481,579	$317,600
Audit-related fees	368,374	48,957
Tax-related fees	89,500	1,590
All other fees	--	--
Total	$939,453	$368,147

* 2019 categorization was amended to conform with current year presentation.

Fees for audit services include fees associated with the annual audit, including the audit of internal control over financials reporting, the reviews of our quarterly reports of Form 10-Q, and comfort letters associated with our financing transactions. Audit-related fees principally include work performed in connection with acquisitions, accounting consultations, audits in connection with consummated acquisitions, employee benefit plan audits, and out-of-pocket expenses for audit related services rendered during the year. Tax fees consist primarily of transfer pricing work.

THE BOARD OF DIRECTORS RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF Plante & Moran, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors of the Company. All members are independent as defined under the Nasdaq Listing Rules. The Audit Committee held four meetings during the year ended March 31, 2020. The Audit Committee operates under a written charter adopted by our Board of Directors.

In connection with the March 31, 2020, financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements as of March 31, 2020 and for the year then ended with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301, Communication with Audit Committees and matters required by applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and (4) discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Evan C. Guillemin, Committee Chairperson

John B. Schmieder

David B. Perez

PROPOSALS OF SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in our proxy materials for the 2021 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and in our bylaws.    To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 90th day (Monday, May 30, 2021) and not later than the close of business on the 80th day (Wednesday. June 9, 2021) prior to the first anniversary of the preceding year’s annual meeting; unless the date of the 2021 Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after August 28, 2020, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, in which event the bylaws provide different notice requirements. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice.

ANNUAL REPORT

The Annual Report to Shareholders concerning the operations of the Company during the year ended March 31, 2020, including audited consolidated financial statements for the year then ended, and our Annual Report on Form 10-K for the year ended March 31, 2020 are available on our website at www.mesalabs.com/investor-relations/. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not to be considered a part of the soliciting material.

OTHER BUSINESS

Our management is not aware of any other matters which are to be presented at the meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2020, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON JULY 7, 2020. ANY REQUEST BY A SHAREHOLDER FOR OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR SECRETARY, MESA LABORATORIES, INC., 12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO 80228.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Gary M. Owens

Gary M. Owens	July 17, 2020

Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MESA LABORATORIES, INC.

TO BE HELD FRIDAY, AUGUST 28, 2020

The undersigned hereby appoints Gary M. Owens as the lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Mesa Laboratories, Inc. held of record by the undersigned as of the close of business on July 7, 2020, at the Annual Meeting of Shareholders to be held on Friday, August 28, 2020, or any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below)	(to vote for all nominees listed below)

J. Alltoft	E. Guillemin	S. Hall	D. Kelly	G. Owens	D. Perez	J. Schmieder	J. Sullivan

(INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.)

2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the Executive Compensation section of our Proxy Statement.

FOR	AGAINST	ABSTAIN

3. To ratify the appointment of Plante & Moran, PLLC (“The Audit Firm”) as the Company’s independent registered public accounting firm for the year ending March 31, 2021 (the “Ratification of Auditors Proposal”).

FOR	AGAINST	ABSTAIN

In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM (1), FOR APPROVAL OF EXECUTIVE COMPENSATION PROPOSED IN ITEM (2); AND FOR RATIFICATION OF THE APPOINTMENT OF The Audit Firm PROPOSED IN ITEM (3).

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

Please sign exactly as name appears below. When shares are held joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ____________________	___________________________________ Signature ___________________________________ Signature if held jointly PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING